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                EMPLOYMENT AGREEMENT


    This employment Agreement (the "Agreement") is made effective the 16th day of February, 2001, by and between X-
Net Services Corp., a Nevada corporation ("X-Net") and Daniel
A. Purtschert ("Mr. Purtschert").

      W I T N E S S E T H

      WHEREAS, Mr. Purtschert has developed information, materials, products and technologies dealing with providing e-business solutions;

      WHEREAS, X-Net desires to secure the employment Mr.
Purtschert for the purpose of developing and marketing e-business solutions for and in behalf of X-Net in accordance with the terms and conditions of this Agreement;

      THEREFORE, in consideration of the covenants and promises contained herein and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, X-Net and Mr. Purtschert hereby agree as follows:

     1. Employment. X-Net hereby hires Mr. Purtschert and Mr. Purtschert hereby accepts the position to produce, market and further develop information, materials, products and technologies related to e-business solutions (the
"Products").

     2. Duties. Mr. Purtschert shall diligently market, promote and further develop the Products during the term of this Agreement and any renewal thereof. Mr.
Purtschert shall spend a minimum of 40% of his business time performing his duties under this Agreement.

     3. Compensation. Mr. Purtschert shall receive from X-Net a monthly salary of $2,000. Mr. Purtschert will receive no other benefits from X-Net during the initial term of this Agreement. At the time of any renewal of this Agreement, Mr. Purtschert's salary will be renegotiated and a profit sharing arrangement will be included based upon the economic performance of X-Net during the prior term. Mr. Purtschert's salary during the initial term shall accrue without payment until revenues from operations are available for payment of the salary or until funding is received from a public offering to be conducted by X-Net.

     4.     Term.  The term of this Agreement shall
commence on the date hereof and shall continue for 12 months. The term shall renew automatically in increments of 12 months unless either party notifies the other party of its desire to not renew the term. Such notice must be given 90 days prior to the end of the initial term or any renewal thereof.

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     5.     Attorneys' Fees.  In any action or proceeding
brought to enforce this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees and costs, incurred in connection therewith, whether such costs and expenses are incurred with or without suit, or before or after judgment.

     6. Enforceability. If any provision herein is found to be void, voidable or unenforceable, it shall be enforced to the extent allowed by law, and the remaining provisions hereof shall remain in full force and effect.

     7. Captions. The captions set forth in this Agreement are for reference purposes only and are not to be considered to form a part of this Agreement.

     8. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or among the parties.

     9.     Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws the state of Utah without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                        X-NET SERVICES CORP.
                        a Nevada corporation

                        /s/ Stephen B. Utley
				-------------------------------
                        Stephen B. Utley, President

                        /s/ Daniel A. Purtschert
				-------------------------------
                        Daniel A. Purtschert, Individual